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                                                                   Exhibit 10.15

            AMENDMENT TO EMPLOYMENT AGREEMENT (this "Amendment") made as of June 16, 1997, by and between Russian Wireless Telephone Company, Inc. (f/k/a Telcom Group USA, Inc.), a corporation organized and existing under the laws of the state of Delaware (the "Corporation"), and Ronald G. Nathan (the "Executive").

      WHEREAS, the Executive is employed by the Corporation pursuant to that certain employment agreement between the parties dated as of January 1, 1995 (the "Employment Agreement"); and

      WHEREAS, the parties desire to extend the term of the Employment Agreement through December 31, 1999,

      NOW, THEREFORE, in consideration of the foregoing, and the mutual terms and conditions hereinbelow set forth, it is agreed as follows:

      1. Extension of Employment Agreement. Article I of the Employment Agreement is hereby deemed to have been deleted, and replaced in its entirety by the following new Article I:

            Article I: Employment. A. The Corporation hereby employes the Executive as an executive of the Corporation (as his duties are more particularly described in Paragraph B of this Article I) for a period commencing on January 1, 1995 and terminating on December 31, 1999, unless Executive's employment is terminated earlier pursuant to Article III of this Agreement (the 'Employment Period').

            B. The Executive shall serve as the Chief Executive Officer of the Corporation and any such other position or positions within the Corporation as the Corporation and Executive shall mutually agree upon.

            C. The Executive accepts such employment, and agrees to devote substantially all of his time (approximately 40 hours per week) in the performance of such services as may from time to time be assigned to him by, or pursuant to the authorization of, the Board of Directors of the Corporation (the "Board") or by the Chairman of the Board of the Corporation consistent with his position as Chief Executive Officer, provided, however, that Executive shall not be required to render full time services in the performance of his duties hereunder. The Executive agrees that during the Employment Period he will not, directly or indirectly, engage or participate in, or become employed by, or render advisory or other services to, any business entity which competes directly with the Company's current business (namely the provision of competitive access services and the resale of
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      long distance services), except in the performance of his duties for the
      Corporation."

      2. Continuation of Employment Agreement in Full Force and Effect. The Employment Agreement, as modified by the provisions of this Amendment thereto, shall continue, from and after the date hereof, in full force and effect.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              RUSSIAN WIRELESS
                              TELEPHONE COMPANY, INC.


                              By: ____________________________________________
                                          Jack W. Buechner, Chairman



                              ________________________________________________
                                                 Ronald G. Nathan


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